Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHEMOKINE THERAPEUTICS CORP.,

a Delaware corporation

It is hereby certified that:

1.

The name of the corporation (hereinafter called the “Corporation”) is Chemokine Therapeutics Corp.

2.

The Certificate of Incorporation of the Corporation is hereby amended as follows:

Article IV of the Certificate of Incorporation is hereby amended in its entirety to read as follows:

 “ARTICLE IV

(A)

CLASSES OF STOCK.  The Corporation is authorized to issue two classes of stock to be designated, respectively, “COMMON STOCK” and “PREFERRED STOCK.”  The total number of shares which the Corporation is authorized to issue is Fifty-Six Million (56,000,000) shares, each with a par value of $0.001 per share.  Fifty Million (50,000,000) shares shall be Common Stock and Six Million (6,000,000) shares shall be Preferred Stock.

(B)

The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby authorized within the limitations and restrictions stated in this Certificate of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

3.

The foregoing amendment was adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Corporation has caused this Certificate to be signed by its duly authorized officer, this 18th day of June, 2004.

/s/ Hassan Salari

Hassan Salari, President

CERTIFICATE OF AMENDMENT

OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHEMOKINE THERAPEUTICS CORP.,

a Delaware corporation

It is hereby certified that:

1.

The name of the corporation (hereinafter called the “Corporation”) is Chemokine Therapeutics Corp.

2.

The Corporation’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) is hereby amended as follows:

Article IV, Section (A) of the Certificate of Incorporation is hereby amended in its entirety to read as follows:

“(A)

CLASSES OF STOCK.  The Corporation is authorized to issue two classes of stock to be designated, respectively, “COMMON STOCK” and “PREFERRED STOCK.”  The total number of shares which the Corporation is authorized to issue is One Hundred Six Million (106,000,000) shares, each with a par value of $0.001 per share.  One Hundred Million (100,000,000) shares shall be Common Stock and Six Million (6,000,000) shares shall be Preferred Stock.”

3.

The foregoing amendment was adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of this 10 day of May, 2005.

/s/ David Karp

David Karp, Chief Financial Officer